EXHIBIT 10.1
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT, dated as of November 1, 2005 (the “Effective Date”) by and between NEUROCRINE BIOSCIENCES, INC., 12790 El Camino Real, San Diego, California 92130 (hereinafter the “Company”), and Henry Pan, MD, PhD. (hereinafter “Executive”).
R E C I T A L S
     WHEREAS, the Company and Executive wish to amend and restate the terms and conditions under which Executive is to be employed by the Company on and after the date hereof; and
     NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:
ARTICLE 1
TERM OF AGREEMENT
     1.1 Commencement Date. Executive’s fulltime employment with the Company under this Agreement shall commence as of November 1, 2005 (“Commencement Date”) and terminate on October 16, 2006 (“Retirement Date’), unless terminated earlier pursuant to Article 6. The Agreement supercedes the Employment Agreement between the Company and Executive dated October 15, 2001.
     1.2 Renewal. The term of this Agreement may be renewed for successive, additional terms upon mutual written agreement of the parties. The Company’s failure to renew this Agreement at the end of any term shall not be considered a termination without Cause as set forth in Section 6.4 below.
ARTICLE 2
EMPLOYMENT DUTIES
     2.1 Title/Responsibilities. Executive hereby accepts employment with the Company pursuant to the terms and conditions hereof. Executive agrees to serve the Company in the position of Executive Vice President. Executive shall have the powers and duties assigned to Executive by the Chief Executive Officer of the Company and mutually agreed by Executive.
     2.2 Full Time Attention. Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Chief Executive Officer may reasonably request.

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     2.3 Other Activities. Except upon the prior written consent of the Chief Executive Officer, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an “Affiliated Company”), provided that Executive may own less than two percent (2%) of the outstanding securities of any such publicly traded competing corporation.
ARTICLE 3
COMPENSATION AND BENEFITS
     3.1 Salary. During the term of this Agreement, Executive shall receive salary at an annual rate of three hundred fifty-nine thousand nine hundred and ninety nine dollars and ninety two cents ($359,999.92), payable semi-monthly in equal installments in accordance with the Company’s normal payroll practices.
     3.2 Incentive Bonus. Executive shall be eligible for a bonus payment based upon achievement of individual goals approved by the Chief Executive Officer. The Chief Executive Officer shall determine achievement of goals and amount of any bonus payment.
     3.3 Vacation. Executive shall be entitled to the greater of three (3) weeks of annual paid vacation or the amount of annual paid vacation to which Executive may become entitled under the terms of Company’s vacation policy for employees during the term of this Agreement.
     3.4 Benefits. During the term of this Agreement, the Company shall also provide Executive with the usual health insurance benefits it generally provides to its other senior management employees. Executive is entitled in accordance with criteria adopted by the Company, to participate in and to receive benefit from life, accident, disability, medical, pension, profit-sharing and savings plans and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan as it may be amended from time to time.
     3.5 Business Expense Reimbursement. During the term of this Agreement, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. Executive agrees to furnish to the Company adequate records and other documentary evidence of such expense for which Executive seeks reimbursement. Such expenses shall be reimbursed and accounted for under the policies and procedure established by the Company.

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     3.6 Relocation Expense. Upon termination of this Agreement other than pursuant to Article 6, in the event the Executive wishes to relocate outside of California within three (3) months following the Retirement Date, the Company will reimburse Executive for up to twenty-five thousand dollars ($25,000) in expenses to pack and relocate Executive’s household goods to be coordinated by the Company.
     3.7 Loans. In connection with Executive’s employment, the Company has provided to Executive a home loan of four hundred thousand dollars ($400,000) dated May 15, 2002 (the “Home Loan”) and a stock loan of two hundred seventy-seven thousand seven hundred and twenty five dollars ($277,725) dated October 17, 2001 (the “Stock Loan”). The principal and interest on the Home Loan and the Stock Loan will be repayable, forgiven or has been forgiven, as the case may be, in accordance with their terms.
     3.8 Withholding and Taxes. All compensation and benefits payable to Executive hereunder and the Agreement shall be subject to all federal, state, local and other withholdings and similar taxes and payments required by applicable law. Executive will be responsible for the payment of all federal and state income taxes on all allowances, loans and loan forgiveness accruing to Executive pursuant to this Article 4.
ARTICLE 4
CONFIDENTIALITY
     4.1 Proprietary Information. Executive represents and warrants that he has previously executed and delivered to the Company the Company’s standard Proprietary Information and Inventions Agreement in form acceptable to the Company’s counsel.
     4.2 Return of Property. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Proprietary Information as defined in the Proprietary Information and Inventions Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property.
     4.3 No use of Prior Confidential Information. Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of his former employers or any other third party.
ARTICLE 5
TERMINATION
     6.1 By Death. The period of employment shall terminate automatically upon the death of Executive. In such event, all stock options held by Executive at the time of termination will continue to vest until the first to occur of (i) six (6) months from the date of termination or (ii) October 16, 2006. All stock options held by Executive will be exercisable in accordance with

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their terms. In addition, the Company shall pay to Executive’s beneficiaries or his estate, as the case may be, any accrued salary the extent earned, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”), but no other compensation or reimbursement of any kind, including, without limitation, severance compensation, and thereafter, the Company’s obligations hereunder shall terminate.
     6.2 By Disability. If Executive is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of one hundred and twenty (120) consecutive days, or for one hundred and eighty (180) days in the aggregate in any three hundred and sixty-five (365) day period, then, to the extent permitted by law, the Company may terminate the employment of Executive at such time. In such event, all stock options held by Executive at the time of termination will continue to vest until the first to occur of (i) six (6) months from the date of termination or (ii) October 16, 2006 and will be exercisable in accordance with their terms. In addition, the Company shall pay to Executive all Accrued Compensation, and shall continue to pay to Executive salary until the first to occur of (i) Executive shall become entitled to receive disability insurance payments under the disability insurance policy maintained by the Company or (ii) October 16, 2006, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company’s obligations hereunder shall terminate. Nothing in this Section shall affect Executive’s rights under any disability plan in which he is a participant.
     6.3 By Company for Cause. The Company may terminate the Executive’s employment for Cause (as defined below) without liability at any time with or without advance notice to Executive. The Company shall pay Executive all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company’s obligations hereunder shall terminate. Termination shall be for “Cause” in the event of the occurrence of any of the following: (a) any intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company; (b) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Chief Executive Officer; (c) Executive habitually neglects the duties of employment; or (d) Executive is convicted of a felony crime involving moral turpitude, provided that in the event that an of the foregoing events is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.
     6.4 Termination Without Cause. At any time, the Company may terminate the employment of Executive prior to the Retirement Date without liability other than as set forth below, for any reason not specified in Section 6.3 above, by giving thirty (30) days advance written notice to Executive. If the Company elects to terminate Executive pursuant to this Section 6.4:

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(a)	The Company shall pay to Executive all Accrued Compensation;

(b)	The Company shall continue to pay to Executive as provided herein, as severance, Executive’s salary and Executive shall be deemed to be a full time active employee of the Company from the date of such termination until the first to occur of (i) nine (9) months after the termination date or (ii) October 16, 2006;

(c)	The vesting of all outstanding stock options held by Executive shall be accelerated so that the amount of shares vested under such option shall equal that number of shares which would have been vested if the Executive had continued to render services to the Company until October 16, 2006;

(d)	Regardless of when Executive is terminated under this paragraph, he shall be deemed to have remained an active full time employee until October 16, 2006 for the limited purpose of qualifying for any rights or benefits under the Company’s option plans which rights shall, include but not be limited to, full vesting under the 5 and 55 provisions; and

(e)	The Company shall pay all costs which the Company would otherwise have incurred to maintain all of Executive’s health and welfare, and retirement benefits (either on the same or substantially equivalent terms and conditions) if the Executive had continued to render services to the Company until the first to occur of (i) nine (9) months after the termination date or (ii) October 16, 2006.
The Company shall have no further obligations to Executive other than those set forth in the preceding sentence. During the period when such severance compensation is being paid to Executive, Executive shall not (i) engage, directly or indirectly, in providing services to any other business program or project that is competitive to a program or project being conducted by the Company or any Affiliated Company at the time of such employment termination (provided that Executive may own less than two percent (2%) of the outstanding securities of any publicly traded corporation), or (ii) hire, solicit, or attempt to solicit on behalf of himself or any other party or any employee or exclusive consultant of the Company.
     6.5 Constructive Termination. A Constructive Termination shall be deemed to be a termination of employment of Executive without Cause pursuant to Section 6.4. For purposes of this Agreement, a “Constructive Termination” means that the Executive voluntarily terminates his employment except in connection with the termination of his employment for death, disability, retirement, fraud, misappropriation, embezzlement (or any other occurrence which constitutes “Cause” under section 6.3) or any other voluntary termination of employment by Executive after any of the following are undertaken without Executive’s express written consent:
(a)	A reduction by the Company in Executive’s salary by greater than five percent (5%);

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(b)	A relocation of Executive or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location more than forty (40) miles from the location at which Executive is then performing his duties, except for an opportunity to relocate which is accepted by Executive in writing;

(c)	Any material breach by the Company of any provision of this Agreement; or

(d)	Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.
     6.6 Termination Following Change in Control. Upon a Change in Control, the Company shall pay to Executive a lump sum severance payment in an amount equal to one (1.0) times Executive’s salary plus reimbursement for federal and state income taxes payable by Executive by reason of the such severance payment. In addition, the vesting of all outstanding stock options held by Executive shall be accelerated so that the options are immediately exercisable in full.
     6.7 Changes in Control. For purposes of this Agreement, a “Change in Control” shall have occurred if at any time during the term of Executive’s employment hereunder, any of the following events shall occur:
(a)	The Company is merged, or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than fifty (50%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such transaction;

(b)	The Company sells all or substantially all of its assets or any other corporation or other legal person and thereafter, less than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the acquiring or consolidated entity are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale;

(c)	There is a report filed after the date of this Agreement on Schedule 13 D or schedule 14 D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of l934 (the “Exchange Act”) disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the exchange Act) has become the beneficial owner (as the term beneficial owner is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) representing fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Company;

(d)	The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to item 1 of Form 8-X thereunder or Item 5(f) of Schedule 14 A thereunder (or any successor schedule,

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form or report or item therein) that the change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(e)	During any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election to the nomination for election by the Company’s shareholders of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of such period.
     6.8 Termination by Executive. At any time, Executive may terminate his employment by giving thirty (30) days advance written notice to the Company. The Company shall pay Executive all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company’s obligations hereunder shall terminate.
     6.9 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking other employment or self-employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or through self-employment or by retirement benefits after the date of Executive’s termination of employment from the Company.
     6.10 Coordination. If upon termination of employment, Executive becomes entitled to rights under other plans, contracts or arrangements entered into by the Company, this Agreement shall be coordinated with such other arrangements so that Executive’s rights under this Agreement are not reduced, and that any payments under this Agreement offset the same types of payments otherwise provided under such other arrangements, but do not otherwise reduce any payments or benefits under such other arrangements to which Executive becomes entitled.
ARTICLE 7
RELEASE
     7.1 Executive’s Release of Employment Related Claims. In consideration for the benefits to be provided to him under this Agreement, Executive for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges the Company and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, and directors (“Releasees”) with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise (“Claims’), arising out of or relating to Executive’s employment with the Company or the cessation of that employment, provided however, the

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foregoing release shall not apply to Claims arising out of the Company’s breach of this Agreement. Executive understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), perquisites of employment (including but not limited to stock and/or stock options) and/or employment discrimination. Executive expressly agrees and understands that the Release he gives pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action (including any claims under the Age Discrimination in Employment Act) which Executive may have against the Company or any of the other Releasees.
     7.2 Severability of Release Provisions. The parties agree that if any provision of the release given by Executive under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
     7.3 Promise to Refrain from Disparagement or Suit. Executive promises and agrees that he will not disparage the Company nor make any statements to damage the Company or its reputation. In addition, he promises that he will never sue the Company (and, if applicable, any of the other Releasees), or otherwise institute or participate in any legal proceedings against the Company (and, if applicable, any of the other Releasees), with respect to any claim covered by the release provisions of this Agreement, including but not limited to claims arising out of Executive’s employment with the Company, Executive’s performance of his duties as an employee of the Company, or the termination of Executive’s employment with the Company, unless he is compelled by legal process to do so.
     7.4 No Admission of Liability. The parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns. The parties specifically acknowledge and agree that this Agreement results in their respective compromises of various disputed claims, that both parties deny any liability for any matter released herein and that they enter into this Agreement in order to avoid litigation of actual or potential disputes between them.

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ARTICLE EIGHT
GENERAL PROVISIONS
     8.1 Governing Law. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties agree that with the exception of disputes and claims identified below, if any dispute arises concerning interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration conducted in San Diego, California in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, effective June 1, 1997 (“AAA’s National Rules”). In the event that such a dispute arises, counsel for both parties will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the AAA’s National Rules shall govern. Exceptions: Neither party to this Agreement shall be prohibited from seeking injunctive relief in a judicial proceeding. If the Company claims that Executive has violated the confidentiality provisions of this Agreement and/or the confidentiality provisions of any other agreement referenced herein, the Company may, but is not required to, arbitrate said dispute.
     8.2 Period to Consider Terms of Agreement. Executive acknowledges that this Agreement was presented to him on September 30, 2005, and that he is entitled to have twenty-one (21) days’ time in which to consider the Agreement. Executive acknowledges that he has had the opportunity to obtain the advice and counsel from the legal representative of his choice and executes this Agreement having had sufficient time within which to consider its terms. Executive represents that if he executes this Agreement before twenty-one (21) days have elapsed, he does so voluntarily and voluntarily waives any remaining consideration period. If Executive has not executed this Agreement before twenty-one (21) days have elapsed the offers set forth herein will terminate.
     8.3 Revocation of Agreement. After executing this Agreement, Executive shall have the right to revoke it within seven (7) days after his execution of it. Any revocation of this Agreement must be made in writing and delivered to the Company, within the seven (7) day period. This Agreement may not be revoked after the seven (7) day revocation period has passed.
     8.4 Assignment; Successors Binding Agreement.
(a)	Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof.

(b)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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(c)	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. If Executive should die while any amount is at such time payable to his hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legates or other designee or, if there be no such designee, to his estate.
     8.5 Certain Reduction of Payments. In the event that any payment or benefit received or to be received by Executive under this Agreement would result in all or a portion of such payment to be subject to the excise tax on “golden parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then Executive’s payment shall be either (a) the full payment or (b) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code.
     8.6 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     To the Company:
Neurocrine Biosciences, Inc.
12790 El Camino Real
San Diego, CA 92130
Attn.: President & Chief Executive Officer
     To Executive:
Henry Pan, M.D.
     8.7 Modification; Waiver; Entire Agreement. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the

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same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     8.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     8.9 Controlling Document. In case of conflict between any of the terms and condition of this Agreement and the document herein referred to or agreement between Executive and the Company, the terms and conditions of this Agreement shall control.
     8.10 Remedies.
(a)	Injunctive Relief. The parties agree that the services to be rendered by Executive hereunder are of a unique nature and that in the event of any breach or threatened breach of any of the covenants contained herein, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damage) available to the Company under this Agreement or under law.

(b)	Exclusive. Both parties agree that the remedy specified in Section 8.10 above is not exclusive of any other remedy for the breach by Executive of the terms hereof.
     8.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
     8.12 Prevailing Party Expenses. In the event that any action or proceeding is commenced to enforce the provisions of the Agreement, the court adjudicating such action or proceeding shall award to the prevailing party all costs and expenses thereof, including, but not limited to, all reasonable attorneys’ fees, court costs, and all other related expenses.
Executed by the parties as of the day and year first above written.

EXECUTIVE		NEUROCRINE BIOSCIENCES, INC

By:	/s/ Henry Pan	By:	/s/ Gary A. Lyons

	Henry Pan, M.D.,Ph.D.		Gary A. Lyons
President & Chief Executive Officer

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